September 14, 2016

Dominion-Questar Combination Receives Wyoming Public Service Commission Approval; Companies Expect to Close on Merger September 16

RICHMOND, Va. - Dominion Resources, Inc. (NYSE: D) and Questar Corporation (NYSE: STR) announced today that the Wyoming Public Service Commission has approved their merger, subject to terms and conditions of an agreed settlement stipulation. Having received the Wyoming PSC’s approval of the merger, the companies plan to complete their combination by close of business on Sept. 16, 2016.

The proposed merger would create one of the nation’s largest integrated energy companies, serving about 2.5 million electric utility customers and 2.3 million gas utility customers in seven states. The combined company - headquartered in Richmond, Va., with its Western operations based in Salt Lake City - also would operate 14,400 miles of natural gas transmission, gathering and storage pipelines, one of the nation's largest natural gas storage systems, and approximately 25,700 megawatts of electric generation.

On Aug. 1, 2016, Questar’s board of directors approved a contingent cash dividend equal to $0.00242 per share of common stock for each day elapsed from Aug. 19, 2016, to the closing date of the proposed merger with Dominion. The contingent dividend - $0.07018 per share of common stock, if the combination closes as expected on Friday - is payable to shareholders of record at the close of business on the closing date of the merger, and will be paid as soon as practicable after that closing date.

About Dominion
Dominion is one of the nation's largest producers and transporters of energy, with a portfolio of approximately 25,700 megawatts of generation, 12,200 miles of natural gas transmission, gathering and storage pipeline, and 6,500 miles of electric transmission lines.  Dominion operates one of the nation's largest natural gas storage systems with 933 billion cubic feet of storage capacity and serves more than 5 million utility and retail energy customers in 14 states. For more information about Dominion, visit the company's website at www.dom.com.

About Questar
Questar Corp. is a Rockies-based integrated natural gas company operating through three principal subsidiaries: Questar Gas provides retail natural gas distribution in Utah, Wyoming and Idaho; Wexpro develops and produces natural gas on behalf of Questar Gas; and Questar Pipeline operates interstate natural gas pipelines and storage facilities in the Western U.S. For more information, visit Questar’s website at: www.questar.com.

This news release includes certain "forward-looking information." Examples include information as to Dominion’s expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed in this release. Factors that could cause actual results to differ from those in the forward-looking statements may accompany the statements themselves. In addition, Dominion’s business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control or estimate precisely, such as the risk that conditions to the closing of the transaction or the committed debt financing may not be satisfied. We have identified and will in the future identify a number of these factors in our SEC Reports on Forms 10-K and 10-Q. We refer you to those discussions for further information. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

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DOMINION CONTACTS: Media: Ryan Frazier, (804) 819-2521 or C.Ryan.Frazier@dom.com
Financial analysts: Kristy Babcock, (804) 819-2492 or Kristy.R.Babcock@dom.com

QUESTAR CONTACTS: Media: Chad Jones, (801) 324-5495 or Chad.Jones@questar.com
Financial analysts: Tony Ivins, (801) 324-5218 or Tony.Ivins@questar.com